Exhibit 99.2
September 2, 2010
Dear Fellow Shareholder:
     We are pleased to announce that White Deer Energy L.P. and its affiliates have agreed to invest $60 million of equity in the Company. In the transaction, the Company will issue White Deer 12% redeemable preferred stock and warrants with a per share exercise price of $3.15, which represents an approximate 5% premium to the Company’s closing stock price on September 1, 2010. Because of the size of the investment relative to PostRock’s equity market value, White Deer will have the right under the warrants to acquire approximately 70% of the Company’s common stock, but its voting rights will initially be limited to 45%. Nevertheless, the investment will result in a change of control under Nasdaq regulations. Due to imminent debt maturities which the Company could not meet without an immediate equity infusion, the time necessary to seek and obtain shareholder approval of the transaction rendered such course impracticable. Therefore, the Company requested and received a financial viability exception from Nasdaq waiving the requirement for shareholder approval. The Company’s Audit Committee expressly approved the Company’s reliance upon the financial viability exception. The transaction does not require shareholder approval under Delaware law or the Company’s certificate of incorporation. The transaction is expected to close on September 24, 2010. As a result of the investment, our debt will be materially reduced and our banks have unanimously agreed to sharply reduce the cost of our remaining indebtedness. A fairness opinion on the transaction has been obtained from Stephens Inc.
     White Deer is a recently formed $800+ million energy private equity fund led by Thomas J. Edelman and Ben A. Guill. Each has a 30-plus year record of success in the energy business. Mr. Edelman founded or co-founded Snyder Oil Corporation, Range Resources Corporation and Patina Oil & Gas Corporation and served as President and/or Chief Executive of each. Mr. Guill was Co-Head of Investment Banking at Simmons & Company International and, more recently, President of First Reserve Corporation. As a result, White Deer has a high degree of visibility in the investment community and extensive relationships throughout the oil and gas industry. Their investment and significant ongoing involvement should greatly enhance the Company’s visibility and its access to potential transactions and required capital. As part of the transaction, White Deer has reserved an additional $30 million to invest in PostRock on mutually acceptable terms as required to fund future growth.
     As a condition to reliance on the Nasdaq exception, the Company is mailing this letter to all shareholders not later than ten days before the anticipated closing date to alert you that the Company will not seek, and will not be required to seek, the shareholder approval that would otherwise be required. In addition to this notification, the Company is also contemporaneously issuing a press release publicly announcing the proposed transaction and filing a Current Report on Form 8-K with the Securities and Exchange Commission. A copy of the Securities Purchase Agreement with White Deer and related documents will be filed with the Form 8-K.
210 PARK AVENUE, SUITE 2750
OKLAHOMA CITY, OK 73102
MAIN: (405) 600-7704
FAX: (405) 600-7756
WEB: www.pstr.com
NASDAQ:PSTR

September 2, 2010

          The past two years have obviously been an extraordinarily difficult period for the Company. During this period we have worked with the utmost dedication to shareholder interests, and it is our hope and expectation that White Deer’s investment will mark the end of PostRock’s reconstruction and prove to be a key turning point in our history. With White Deer’s support and assistance, we plan to focus on being the low cost producer in the Cherokee Basin and an acquirer of additional properties there and in analogous basins.
          You have our warmest possible thanks for your patience and confidence over the course of the past two years and our sincere appreciation for your current support. We plan to build PostRock into a company about which all of us can be proud. We look forward to keeping you abreast of our progress in the year ahead.

With all best wishes,

David C. Lawler
President and Chief Executive Officer